Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AMMO, Inc. on Form S-3 Amendment #1 [FILE NO. 333-258272] of our report dated August 19, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of AMMO, Inc. as of March 31, 2020 and for the year ended March 31, 2020 appearing in the Annual Report on Form 10-K of AMMO, Inc. for the year ended March 31, 2020. We were dismissed as auditors on April 8, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in the Annual Report on Form 10-K for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective April 1, 2019 using the modified retrospective approach.

/s/ Marcum llp

New York, NY
August 20, 2021